Report of Independent Registered Public
Accounting Firm

To the Board of Managers and Members of Partners
Group Private Equity (Master Fund), LLC

Opinion on the Consolidated Financial
Statements

We have audited the accompanying consolidated statement of assets and liabilities, including the consolidated schedule of investments, of Partners Group
Private Equity (Master Fund), LLC and its subsidiaries
(the "Fund") as of March 31, 2018, the related consolidated statements of operations and of cash flows for the year ended March 31, 2018, the consolidated statement of changes in members' equity for the period
April 1, 2016 through December 31, 2016 and the consolidated statement of changes in net assets for the period January 1, 2017 through March 31, 2017 and the year ended March 31, 2018, including the related notes, and the consolidated financial highlights for each of the periods indicated (collectively referred to as the "financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Fund as of March
31, 2018, the results of their operations and their cash flows for the year then ended, the changes in their members' equity for the period April 1, 2016 through December 31, 2016 and the changes in their net assets for the period January 1, 2017 through March 31, 2017 and the year ended March 31, 2018 and the financial highlights for each of the periods indicated in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Fund's management. Our responsibility is to express an opinion on the Fund's consolidated financial statements based on our audits.
We are a public accounting firm registered with the Public Company Accounting Oversight Board (United
States) ("PCAOB") and are required to be independent with respect to the Fund in accordance with the U.S.
federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our procedures included confirmation of securities owned as of March 31, 2018 by correspondence with the custodian, portfolio company investees, private equity funds or agent banks and the application of alternative auditing procedures where replies had not been received. We believe that our audits provide a reasonable basis for our opinion.



/s/ PricewaterhouseCoopers LLP
Dallas, Texas
May 30, 2018

We have served as the auditor of one or more investment companies in the Partners Group investment company group since 2010.




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